Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Rise Companies Corp of our report dated April 29, 2020 relating to the consolidated financial statements of Rise Companies Corp. and its subsidiaries.

/s/ RSM US LLP

McLean, Virginia

April 29, 2020